Exhibit 10.1

FORM OF RESTRICTED STOCK AWARD AGREEMENT

UNDER THE MAC-GRAY CORPORATION
LONG TERM INCENTIVE PLAN

Name of Grantee:

No. of Shares:                        (the “Restricted Shares”)

Purchase Price per Share:

Grant Date:                                 (the “Grant Date”)

Final Acceptance Date:

Pursuant to the Mac-Gray Corporation Long Term Incentive Plan, as amended through the date hereof (the “Plan”), Mac-Gray Corporation (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall have the right to receive the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above upon the satisfaction of, and subject to, the vesting provisions, restrictions and other conditions set forth herein and in the Plan. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Plan.

1.             Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by (i) making payment to the Company by certified or bank check or other instrument acceptable to the Committee (as defined below) of the Purchase Price per Share, if any, times the number of Restricted Shares covered by this Award, and (ii) signing and delivering to the Company a copy of this Award Agreement. For purposes of this Agreement, “Committee” shall mean those members of the Compensation Committee of the Board of Directors of the Company who are “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

2.             Restrictions and Conditions.

(a)           Any book entries for the Restricted Shares covered by this Award shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to the restrictions as set forth herein and in the Plan.

(b)           The right to received shares of Stock hereunder, and the Restricted Shares covered by this Award, may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to satisfaction of the vesting provisions pursuant to Paragraph 3 below.

(c)           If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 3 below, any Restricted Shares that have not vested as of such date shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Shares.

3.             Vesting of Restricted Shares. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on up to one third (1/3) of the Restricted Shares following each of the Company’s fiscal years ended December 31, [         ], [         ]and [         ] (each, a “Fiscal Year”) on the date (the “Vesting Date”) on which the Committee makes a determination that the Company has achieved the Performance Measure target amount established by the Committee for such Fiscal Year, provided that the Grantee is an employee of the Company or a Subsidiary on such Vesting Date. The actual number of Restricted Shares that will vest on a particular Vesting Date will depend on the percentage of the Performance Measure target the Company achieved for the previous Fiscal Year based on the following percentage thresholds:

If this % of the Performance Measure target amount is achieved:	Grantee will earn this % of one third (1/3) of the Restricted Shares on the Vesting Date:
Less than 90%	0%
90%	50%
91%	55%
92%	60%
93%	65%
94%	70%
95%	75%
96%	80%
97%	85%
98%	90%
99%	95%
100%	100%

For purposes of this Paragraph 3, the “Performance Measure” shall mean, for any Fiscal Year, (a) the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for such Fiscal Year, less (b) the Company’s interest expenses and capital expenditures for such Fiscal Year, as determined by reference to the Company’s audited financial statements for such Fiscal Year. The Committee shall review the Company’s audited financial statements promptly after their preparation each year to determine the percentage of the Performance Measure target amount that was achieved for purposes of this Paragraph 3.

If any of the Restricted Shares vest on a Vesting Date, the Company will thereupon issue an equal number of shares of unrestricted Stock to the Grantee and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof. If in any year the Restricted Shares do not vest because the conditions of this Paragraph 3 are not satisfied, then such unvested Restricted Shares shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Shares.

4.             Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 3 of the Plan.

5.             Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6.             Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate fair market value that would satisfy the withholding amount due.

7.             No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

8.             Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

(Signature Page Follows)

MAC-GRAY CORPORATION

By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s name and address: